Exhibit 10.2

February 13, 2013

Thomas W. Horton

AMR Corporation

4333 Amon Carter Boulevard

Fort Worth, Texas 76155-2664

Dear Tom,

We are pleased to provide you with this letter agreement (this “Agreement”) regarding your service to American, effective upon the Closing (each as defined in the Agreement and Plan of Merger among AMR Corporation, AMR Merger Sub, Inc. and US Airways Group, Inc. dated as of February 13, 2013 (the “Merger Agreement”)). Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Merger Agreement. If the Closing does not occur, this Agreement shall be null and void ab initio and of no force and effect.

Upon the Closing, your employment with American shall terminate. Subject to (1) your execution of a release in the form attached hereto as Exhibit A eight days before Closing and the expiration pursuant to its terms of its seven day revocation period, and (2) your re-execution of a release in the form attached hereto as Exhibit A at the Closing and the subsequent expiration pursuant to its terms of its seven day revocation period: (a) you shall be paid at the Closing severance compensation of $19,875,000, which shall be paid 50 percent in cash and 50 percent in American’s common stock, based on the fair market value of such stock on the date on which the Closing occurs; and (b) at the Closing, (i) American shall recognize all service credited to you under the Supplemental Executive Retirement Plan for Officers of American Airlines, Inc. (the “SERP”) prior to the Closing (for the avoidance of doubt, including any accelerated service crediting provided under your Employment Agreement with AMR Corporation, American Airlines, Inc., dated as of March 29, 2006 and amended as of July 15, 2008) and (ii) you shall be fully vested in your accrued benefits under the SERP.

Effective as of the Closing, you shall be appointed chairman (“Chairman”) of the board of directors of American (the “Board”). You shall serve as Chairman from the Closing through the earlier of (i) the first anniversary of the Closing and (ii) the day immediately preceding the first annual meeting of the shareholders of American following the Closing (which shall in no event occur prior to May 1, 2014) (the “Term”). You shall be deemed to have resigned from your position as Chairman and as a member of the Board effective as of the last day of the Term and agree to execute any documents necessary to effectuate the foregoing.

During the Term, you shall have the following duties commensurate with your position:

•	chairing meetings and setting agendas and scheduling Board meetings in consultation with American’s Chief Executive Officer and the lead independent director of the Board;

•	presiding at all meetings of the stockholders and the Board at which you shall be present;

•

serving as American’s representative on the governing board of oneworld, and while you are serving as Chairman of the Board, American shall use commercially reasonable efforts to support your remaining the chairman of the governing board of oneworld;

•	serving as American’s representative to the International Air Transport Association; and

•	such other duties and powers as may from time to time be assigned to you by the Bylaws of American or by the Board.

During the Term, you shall be entitled to receive the same cash and equity compensation established for service on the Board as a non-employee director pursuant to American’s policies as in effect from time to time.

In addition, effective as of the Closing, you shall be entitled to lifetime flight and other travel benefits (including spousal and survivor benefits) at a level and on terms and conditions, in each case, that are no less favorable than those to which you were entitled under American’s policies in effect prior to the Closing.

For two years following the Closing, you shall be provided with off-site office and administrative support commensurate with your position at a location to be selected by you, subject to the approval of American, such approval not to be unreasonably withheld.

Prior to the end of the Term, you may not be removed from your position as Chairman or from any other positions to which you may be appointed hereunder except by vote of 75% of the members of the Board that includes at least one of the then-serving directors who were serving as members of the board of directors of AMR Corporation as of immediately prior to the Closing.

Legal fees incurred by you in connection with this Agreement shall be reimbursed by American.

American may withhold from any amounts payable to you under this Agreement such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation, provided that you may elect to satisfy the withholding obligation with respect to the shares of American stock granted to you under the second paragraph of this Agreement by having shares of American stock with a fair market value equal to the minimum statutory total tax imposed on you with respect to the grant withheld from the shares provided to you at Closing. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code (“Section 409A”). In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

This Agreement may be terminated or amended only in a writing signed by American and you. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. This Agreement will be governed by Delaware law, without reference to principles of conflict of laws.

Sincerely,

AMR CORPORATION

By:	/s/ Isabella D. Goren
Isabella D. Goren Senior Vice President & Chief Financial Officer

Voluntarily Agreed to and Accepted this 13th day of February 2013

/s/ Thomas W. Horton
Thomas W. Horton

Exhibit A

GENERAL RELEASE

1.	In consideration of the payments and benefits to which you are entitled under the letter agreement by and between you and American dated as of February 13, 2013 (the “Agreement”), you, for yourself, your heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) do hereby irrevocably and unconditionally release, acquit and forever discharge American and its subsidiaries, affiliates and divisions, including without limitation AMR Corporation, American Airlines, Inc., and US Airways, Inc. (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them, including without limitation the Creditors’ Committee and its representatives (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including without limitation attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including without limitation the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which you or the Releasors had, now have, or may have in the future (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.	You acknowledge that: (i) this entire agreement is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this agreement; (iii) you were given a period of twenty-one days within which to consider this agreement; and (iv) to the extent you execute this agreement before the expiration of the twenty one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this agreement during a period of seven days following the Execution Date, and this agreement shall not become effective, and no money shall be paid under the Agreement pursuant to its terms, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this agreement, you shall deliver to American [attention: INSERT CONTACT DETAILS], prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this agreement and the Agreement shall be null and void and of no further force or effect.

3.

Notwithstanding anything else herein to the contrary, this agreement shall not affect: the obligations of American set forth in the Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including without limitation obligations to you under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify you

[Form of General Release]

respecting acts or omissions in connection with your service as a director, officer or employee of the Affiliated Entities (including under Section 4.12 of the Merger Agreement); obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies (including under Section 4.12 of the Merger Agreement; or any right you may have to obtain contribution in the event of the entry of judgment against you as a result of any act or failure to act for which both you and any of the Affiliated Entities are jointly responsible.

Voluntarily Agreed to and Accepted this day of 20

Thomas W. Horton

[Form of General Release]